Exhibit 2.1
Certain confidential information contained in this document, marked by asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the
Securities Exchange Act of 1934, as amended.
BUSINESS PURCHASE AND SALE AGREEMENT
BY AND AMONG
RSVP PRODUCTIONS, INC.,
PLANETOUT INC.,
ATLANTIS EVENTS, INC.
AND
RSVP VACATIONS, LLC
OCTOBER 10, 2007

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

BUSINESS PURCHASE AND SALE AGREEMENT
This BUSINESS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into effective as of October 10, 2007 (the “Effective Date”) between and among RSVP PRODUCTIONS, INC., a Delaware corporation qualified to do business in the State of California and the State of Minnesota (“RSVP”) and PLANETOUT INC., a Delaware corporation, qualified to do business in the State of California (“PlanetOut”) (collectively referred to herein as “Seller”), on the one hand, and ATLANTIS EVENTS, INC. a California corporation (“Atlantis”) and RSVP Vacations, LLC, a California limited liability company and wholly-owned subsidiary of Atlantis (“Sub”) (collectively referred to herein as “Buyer”), on the other hand. Buyer and Seller are sometimes collectively referred to herein as the “Parties.”
RECITALS
     A. PlanetOut is the parent company of and owns all of the issued and outstanding shares of stock of RSVP. RSVP is a tour, cruise and travel operator and the owner and operator of a business which develops, sells and markets travel products and services directed primarily at the gay, lesbian, bisexual and transgender and allied community (the “Business”) with its principal business office located at 2535 25th Avenue South, Minneapolis, MN 55406 (the “Business Premises”).
     B. RSVP is the lessee of the Business Premises under the Lease Agreement among Philip E. Olson, James R. Olson, and RSVP Productions, Inc. dated May 15, 2000, as amended (the “Lease”).
     C. Sub desires to acquire from Seller, and Seller desires to transfer and assign to Sub, the Business and all of the assets and certain of the liabilities (as set forth below) of Seller related to the Business, free and clear of all liens, claims and encumbrances, except for those liabilities expressly assumed by Sub pursuant to this Agreement, in exchange for the consideration described in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, and subject to the conditions set forth below, the parties now agree as follows:
1. PURCHASE PRICE. The total purchase price (the “Purchase Price”) of the Business shall be the sum of TWO MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($2,150,000.00) (the “Purchase Price”), plus Sub agrees to assume only certain Liabilities of the Business as set forth in Paragraph 3 (Liabilities), herein below. The Purchase Price shall be payable as follows:
     1.1 Good Faith Deposit; Disposition of Good Faith Deposit.
          (a) Good Faith Deposit. Buyer has already deposited its good faith deposit in the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) with Escrow Agent (as defined in Paragraph 9.2) (the “Good Faith Deposit”). Escrow Agent has invested and will continue to invest the Good Faith Deposit in government insured interest-bearing accounts satisfactory to Seller and Buyer with all interest accruing for the benefit of Buyer. Such account shall have no penalty for early withdrawal.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

          (b) Disposition of Good Faith Deposit. The Good Faith Deposit shall be applied as a credit toward the Purchase Price at the closing of the transaction which shall take place on or before Wednesday, October 24, 2007 unless a different date is mutually agreed in writing by the parties (the “Closing”).
     1.2 Cash Payments. On the day of the Closing, Sub shall deliver to Escrow Agent the sum of FIFTY THOUSAND DOLLARS ($50,000.00) in the form of a wire transfer of immediately available U.S. federal funds to be applied to the Purchase Price, such amount to be held along with the Good Faith Deposit following the Closing as the Withheld Payables Account, as more fully set forth in Section 9.3 below. On the day of the Closing, Sub shall deliver to Seller the sum of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000.00) in the form of a wire transfer of immediately available U.S. federal funds.
     1.3 Advertising Agreement. Buyer agrees to spend no less than FOUR HUNDRED FIFTY THOUSAND DOLLARS ($450,000.00) (such amount, the “Advertising Amount”) on advertising (including any sponsorships, sweepstakes costs, etc.) across all of PlanetOut’s online and print media properties on or before the end of June 30, 2010. For each particular advertising spend, Buyer will enter into PlanetOut’s then-standard advertising contract (the current form of which currently resides at http://www.planetoutinc.com/legal/ad/online_ad_agreement/) and Buyer agrees to be bound by such terms and conditions, including any insertion order accompanying such terms and conditions. The rates for such advertising shall be commensurate with rates historically charged Atlantis. The relevant rates for such advertising shall be charged as follows: For online advertising, rates shall be no higher than the current Cost Per Thousand impressions (CPM) rates Atlantis paid in its most recent contracts with Gay.com and PlanetOut properties. Attached hereto marked Exhibit “A” and incorporated herein by reference are the applicable online advertising rates. Rates vary by type of ad unit placed. These rates shall be valid for any additional sites or properties that PlanetOut shall make available on its network for advertisement. For print advertising, rates shall be no higher than the current page rates currently paid by Atlantis in its most recent contracts with Advocate, Out, and OutTraveler Magazines. Attached hereto marked Exhibit “B” and incorporated herein by reference are the applicable print advertising rates. Print advertising rate increases shall be allowed on a pro-rata basis for additional audited circulation increases. Such increases shall be calculated by multiplying the current 2007 rate times the percentage increase in circulation, based on the most current independent audit results of each publication. Notwithstanding anything to the contrary in this Agreement or otherwise, if Buyer does not spend the full Advertising Amount on or before June 30, 2010, Buyer shall pay to PlanetOut any remaining unspent balance of the Advertising Amount on June 30, 2010. Buyer agrees to notify PlanetOut in writing if any advertising spend is not to be applied toward the Advertising Amount (for example, by clearly indicating on the insertion order that the advertising spend is not credited toward the Advertising Amount); otherwise, such advertising spend shall automatically be credited toward the Advertising Amount.
     1.4 Additional Amounts.
          a. Employee Wages. At or promptly following Closing, Buyer shall reimburse Seller for all payroll expenses incurred by Seller from the date hereof through the Closing for the Director of Operations of RSVP and for all employees of the Business located in Minnesota.
          b. NOVA Deposit. Following the resolution of matters with NOVA Information Systems, Inc. (“NOVA”), Seller’s credit card processor, and release of funds being held by NOVA, (i) Seller shall receive the first $805,500 of any amounts released as reimbursement of the amounts paid as a deposit by Seller to Holland America Lines for the 2008 Holland America Lines charter and (ii) Buyer shall receive any amounts in excess of

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

such $805,500. In the event such charter is cancelled and Seller does not receive the entire $805,500 from NOVA as a result of charge backs against the amounts being held by NOVA, Seller shall receive the remainder of the $805,500 from any refund from Holland America Lines of the deposit previously provided to Holland America Lines, to the extent any refund from Holland America Lines is received with the balance distributed to Sub.
     1.5 Allocation of Purchase Price. Promptly following Closing, and in no event more than 45 days following Closing without the mutual agreement of Buyer and Seller, Seller shall prepare and send to Buyer a statement allocating the Purchase Price among the assets of the Seller. Buyer shall approve or contest such allocation within 30 days following receipt thereof. To the extent Buyer contests such allocation, Buyer and Seller shall endeavor in good faith to reach a mutual agreement as to such allocation. The parties to this Agreement agree to report this transaction for federal tax purposes in accordance with the final statement of allocation of the Purchase Price.
     1.6 Taxes; EDD. If applicable, Sub shall pay all sales and other taxes arising out of this transaction and the transfer of the Assets and shall pay its portion, prorated as of the Closing, of state and local, real and personal property taxes associated with the Business and the Business Premises. Buyer shall not be responsible for any governmental, state, federal or local income, sales, business, occupation, personal property, real estate, withholding, or similar tax, penalty or interest, or any taxes related to the Business or the Business Premises or any employment related contributions, interest or penalties related to any time period before the Closing. Seller shall obtain income and employment-related tax clearances for the Business from the States of Minnesota and California sales tax authority and the department of employment or provide satisfactory indemnity to Buyer for the same at or before Closing. In the event such certificates of clearance are not available by the Closing, then until such certificate is received, or if such a certificate is not issued by such states, Seller shall indemnify Buyer for such liability of the Business prior to the Closing.
2. BUSINESS ASSETS; BILL OF SALE. Sub is purchasing all of the assets of the Business of every kind and description as a going concern wherever located, including but not limited to, all of the assets, tangible and intangible, located on the Business Premises, including, but not limited to, the following (collectively, the “Assets”):
a.	all RSVP business names, logos, trademarks, service marks and trade names, intellectual property and intellectual property rights associated with the trademark and the tradenames “RSVP”, “RSVP Productions”, “RSVP Vacations”, “RSViP”, “R.S.V.P.” and any and all other tradenames, trademarks and service marks of the Business;

b.	all outstanding ship charter contracts, customer contracts for future reservations and other contracts related to the Business;

c.	all credit card merchant account, processing and service agreements (to the extent such processing and service agreements can be assigned);

d.	all current RSVP marketing campaigns, all signs and advertising materials and other intellectual property, including any patents, owned or directly related to the Business;

e.	RSVP’s full and complete customer lists and mailing lists (including both electronic and physical addresses with full guest histories) (hereinafter “Customer List”); it being understood that (i) Buyer hereby agrees to allow Seller to use the Customer List to conduct no more than 3 mailings on or before June 30, 2008. Before any such mailing, Seller shall give Buyer written notice informing Buyer of the date of the mailing and describe the manner in which the Customer List will be used and mailed. Buyer shall have the right, at no cost to Buyer, to include an insert in each such mailing advertising cruises and products being marketed

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

by Sub. The cost of creating and including each such insert shall be borne solely by Buyer. If Seller establishes a reasonable deadline for Buyer to provide such an insert, Seller shall be under no obligation to delay its mailing to the extent Buyer fails to provide its insert on or prior to such deadline. After the third mailing and in no event any later than June 30, 2008, Seller shall promptly return to Buyer the full and complete Customer List and all copies thereof; and (ii) Buyer hereby agrees to assume Seller’s obligations under its privacy policy with respect to any personally identifiable information contained in such lists and Seller agrees to continue to honor such privacy policy after Closing;
f.	all leasehold improvements, build outs, furniture, fixtures, equipment, computers and computer equipment, printers, tools, machines and supplies located at Business Premises or licensed or leased by the Business;

g.	all goodwill and claims and rights under leases, contracts, notes, evidences of indebtedness, purchase and sales orders, copyrights and all trade secrets;

h.	all business and other licenses and permits, books and records, all cash on hand, all prepaid items and accounts, all accounts receivable, and all customer deposits applicable to all upcoming programs occurring after Closing;

i.	the RSVP website(s), underlying code, service agreements, URL names and E-mail addresses, all telephone and fax numbers and listings related to the Business;

j.	all RSVP client and distribution lists, customer files, distribution records and all vendor lists and catalogs;

k.	all software and telecommunications equipment (to the extent any license or lease is transferable); and

l.	all employee lists and information, it being understood that RSVP will terminate all staff at or before Closing and Buyer will rehire only those staff members it chooses to rehire effective immediately after Closing.
A list of certain of the Assets are identified on Schedule 2 attached hereto, which schedule is incorporated herein by reference.
Seller agrees to have all material machinery, furniture, fixtures and equipment included in the Assets in good operating condition at the time of Closing, subject to normal wear and tear.
Within thirty (30) days of the Closing Date, RSVP shall change its name so that it does not violate any of Buyer’s trademarks and no longer uses or includes “RSVP”.
Seller agrees to execute and deliver to Sub at Closing such instruments of transfer, assignment and conveyance as shall be necessary to vest in Buyer good and marketable title to the Assets, free and clear of all mortgages, liens, security interests, pledges, charges and other monetary encumbrances other than those specific Liabilities to be assumed by the Buyer as set forth in this Agreement. Such instruments of transfer shall include a Bill of Sale to Sub concerning the Assets in a mutually satisfactory form. Those Assets that are leased shall be transferred and assigned to Sub subject to the terms of the existing lease(s).
In addition, to the extent they are assignable, the Seller shall assign to Sub all permits and licenses used in the operation of the Business. At Closing, Seller shall deliver to Sub originals of all books, records and documents of the Business and related to the Business Premises, including sales invoices, customer, vendor and supplier records and documents and applicable maintenance and improvement records kept in the ordinary course of business, but excluding original documents required to be maintained by Seller for tax or liability purposes.
3. LIABILITIES. Sub shall assume those liabilities of the Business and related to the Business Premises identified on Schedule 3 to this Agreement, which schedule is incorporated herein by reference (the “Liabilities”). The Liabilities include all specified material third party agreements such as outstanding ship charter and other

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

contracts for travel products sold by RSVP and all related payments and agreements, the lease for the Business Premises (the “Lease”), all existing personal property and equipment leases and subleases, as amended, and all customer contracts. Sub will agree to assume only those Liabilities specified in Schedule 3, effective as of the Closing.
Any and all liabilities not specifically listed in Schedule 3 (including, without limitation, any liability under that certain General Release effective as of January 31, 2007 by and Paul Figlmiller and RSVP (the “Figlmiller Agreement”)) shall remain the obligation of the Seller and either Seller shall pay any such liabilities in full prior to Closing or such Liabilities of Seller not paid prior to Closing shall be paid in the manner set forth in Paragraph 9.5 (Withheld Payable Account).
Mutually agreed upon assignment and assumption agreement(s) whereby Sub assumes and is assigned all obligations under any contracts contained in the Liabilities will be entered into by Sub and Seller at Closing. If the parties are not able, after reasonable efforts, to obtain consents to assignment and assumption of such obligations from the applicable lessors, following the Closing the Parties shall cooperate with each other in any reasonable and lawful arrangement designed to provide to Sub the benefits of use of such obligations (or any right or benefit arising thereunder, including without limitation the enforcement for the benefit of Sub of any and all rights of Seller against a third party thereunder), subject to the obligations of Seller thereunder.
4. DUE DILIGENCE DOCUMENTS.
     4.1 Due Diligence Documents. On or before ten (10) business days after the execution of this Agreement, Seller shall cause to be delivered or otherwise make available to Buyer or Buyer’s authorized representatives for review all documents reasonably requested by Buyer to satisfy itself as to the economic status of the Business and the physical condition and title to the Assets, and all other items reasonably related to the purposes of the Assets and the Business, including but not limited to the following documents associated with the Business and the Business Premises (collectively the “Due Diligence Documents”):
               4.4.1 Executed Federal, state and local income, payroll, and sales tax returns, and backup documentation, bank and other financial institution statements, invoices, statements and receipts and/or detailed general ledger summaries, as required by Buyer, supporting all income, expenses, payments, deductions and other items included in each and every one of said returns;
               4.4.2 All leases, subleases and lease assignments or assumptions to which RSVP is a party, including any plans and site plans and building permits for the Business Premises and all contracts, guarantees, and obligations associated with the Business to which RSVP is a party and/or in any way obligated, contingent or otherwise which are reasonably available to Seller;
               4.4.3 Complete lists of all furniture, fixtures, equipment, supplies and inventory and all documentation related to leasehold improvements, build outs, furniture, fixtures, equipment, computers and computer equipment, printers, tools, machines and supplies located at Business Premises;
               4.4.4 All RSVP customer and mailing lists (including both electronic and physical addresses with full guest histories), customer deposits, vendors and suppliers, current aged schedules of accounts receivable and accounts, a complete listing of all customer claims and all outstanding redeemable gift certificates, awards, redemptions, RSViP points and discount offers and any customer incentives either pending or in process;
               4.4.5 A list of the names of each of RSVP’s employees, identifying such employees current and past positions, compensation and benefits package and date of hire, together with copies of all agreements, employee manuals, policies and other documents reflecting all contracts, benefits, vacation, overtime

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

and auto benefits and expenses, medical benefits and expenses and group insurance and the methods by which all such wages, commissions and benefit accruals are presently earned and calculated for all employees and personnel, including all independent contractors, and any and all persons otherwise on the payroll of or compensated by the Business and all union and collective bargaining agreements, if any;
               4.4.6 All deferred compensation agreements, retirement and pension plans, vacation and fringe benefit or bonus arrangements, if any, for all RSVP employees, independent contractors and personnel;
               4.4.7 All permits, licenses, rights, agreements and filings with all governmental, state, local and federal agencies and securities regulatory agencies for the Business and the Business Premises;
               4.4.8 Copies of any notices of any regulatory investigation of the Business;
               4.4.9 All documents related to all liabilities of the Business, including the Liabilities identified in Schedule 3, including contracts, loan agreements, promissory notes, guarantees, equipment or furniture lease agreements;
               4.4.10 All records relating directly or indirectly to any currently pending or threatened litigation, material claims and disputes involving RSVP, the Business or the Business Premises;
               4.4.11 Copies of all insurance policies maintained by RSVP relating to the Business and the Business Premises;
               4.4.12 All documentation, records and accounting related to current marketing and promotional campaigns, and advertising materials and other intellectual property, owned or licensed by the Business;
               4.4.13 All documentation, records and accounting related to the RSViP program, including a full up to date accounting of all points, redemption awards, travel products, credits, upgrades and other obligations promised to customers, members and clients;
               4.4.14 All documentation relating to the business names, logos, trademarks, service marks and trade names, intellectual property and intellectual property rights associated with the trademark and the tradenames “RSVP”, RSVP Productions”, “RSVP Vacations” and any and all other tradenames, trademarks and service marks of the Business;
               4.4.15 All documentation, records and accounting related to the RSVP website(s), underlying code, service agreements, URL names and E-mail addresses, all telephone and fax numbers and listings related to the Business.
     Following at least seventy-two (72) hours’ prior telephone or written notice from Buyer, Seller agrees to allow Buyer, its authorized agent or representative, at Buyer’s expense, to inspect during regular business hours at a location specified by Seller and/or make copies of the Due Diligence Documents. All review, inspection and copying of the Due Diligence Documents and all inspections of the Business Premises shall be at Buyer’s sole cost and expense, shall be strictly confidential and shall not unduly interfere with Seller’s business operations.
     4.2 Return of Due Diligence Documents. If this Agreement is terminated for any reason, Buyer shall promptly return and/or deliver to Seller all Due Diligence Documents and copies thereof. Buyer’s obligation to deliver the Due Diligence Documents to Seller shall survive the termination of this Agreement.
     5. BUYER’S CONDITIONS TO CLOSING. Buyer’s obligation to close shall be subject to and conditioned on the following conditions precedent in favor of Buyer to the reasonable satisfaction of Buyer, all of which may be waived or disapproved in writing in whole or in part by Buyer, at any time, and from time to time. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided however, that no such waiver of a condition constitutes a waiver by Buyer of any of its rights or remedies, at law or in equity, if Seller is in material default of any of its representations, warranties or covenants under this Agreement.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     5.1 Credit Card Processing. Buyer shall use its best efforts to establish a reasonably acceptable credit card processing arrangement for the Business prior to Closing.
     5.2 Premises Lease; Ship and other Travel Contracts. Sub and Seller having entered into an assignment of the Lease, consented to by the Lessor of the Business Premises, in a form acceptable to both Parties. Sub shall assume and indemnify Seller against any and all of Seller’s future rights, duties and obligations under the Lease. With respect to all outstanding ship contracts and all other contracts with vacation and travel vendors, the Parties entering into mutually acceptable assignment and assumptions agreements concerning all outstanding ship charter and other vacation contracts, consented to by the applicable vendor, to be effective as of the Closing.
     5.3 Intentionally Omitted.
     5.4 Intentionally Omitted.
     5.5 Intentionally Omitted.
     5.6 No Material Adverse Changes — Business Conducted in Ordinary Course. There has not been any material adverse change in the condition of the Business Premises, the Assets, the Business, or the operating practices of RSVP, and the Liabilities to be assumed by Buyer hereunder, and that Seller has continued to operate the Business and its affairs in the ordinary course.
     5.7. Employee Issues. Seller shall have terminated all of the employees of the Business and shall have made payment to each and every employee of the Business of all amounts due as of the Closing, including earned vacation.
     5.8 Intentionally Omitted.
     5.9 Intentionally Omitted.
     5.10 Good & Valid Title to Assets, Free and Clear. At Closing, Seller shall deliver good and valid title to the Assets, free and clear of all liens and encumbrances, except for those liabilities expressly assumed by Sub pursuant to this Agreement.
     5.11 Performance by Seller. On or before the Closing, Seller will have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement.
     5.12 Accuracy of Seller’s Warranties. Except as otherwise permitted by this Agreement, all warranties by Seller in this Agreement, or in any written schedule or document that will be delivered to Buyer by any of them under this Agreement, must be true in all material respects at the Closing as though made at that time.
     5.13 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or its consummation, will have been instituted on or before the Closing.
     5.14 Intentionally Omitted.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     5.15 Intentionally Omitted.
     5.16 FIRPTA Withholding. Buyer receiving a certificate or such other evidence as Buyer may determine to be adequate to relieve Buyer of any obligation to withhold under Internal Revenue Code section 1445 (relating to withholding by buyers of U.S. real property interests, in connection with possible liability of the Seller for income tax under the Foreign Investment in Real Property Tax Act of 1980).
6. SELLER’S CONDITIONS TO CLOSING. Seller’s obligation to close shall be conditioned on the satisfaction of the following conditions precedent in favor of Seller, all of which may be waived or disapproved in writing in whole or in part by Seller, at any time, and from time to time, at or before the Closing. Seller may waive any or all of these conditions in whole or in part without prior notice; provided however, that no such waiver of a condition constitutes a waiver by Seller of any of its rights or remedies, at law or in equity, if Buyer is in material default of any of its representations, warranties or covenants under this Agreement.
     6.1 Performance by Buyer. On or before the Closing, Buyer will have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required of any of them by this Agreement.
     6.2 Accuracy of Buyer’s Warranties. Except as otherwise permitted by this Agreement, all warranties by Buyer in this Agreement must be true in all material respects on the Closing as though made at that time.
     6.3 Ship and other Travel Contracts. With respect to all outstanding ship contracts and all other contracts with vacation and travel vendors, the RSVP and Sub entering into mutually acceptable assignment and assumptions agreements concerning all outstanding ship charter and other vacation contracts, consented to by the applicable vendor, to be effective as of the Closing.
7. COVENANT NOT TO COMPETE.
     7.1 Seller’s Restrictive Covenant.
          7.1.1 For a term beginning as of Closing and lasting for a period of five (5) years from Closing, Seller agrees not to own or manage any ship charter travel or resort charter business anywhere that sells travel products or services directed primarily at the Gay, Lesbian, Bisexual, Transgender (“GLBT”) community and that are substantially similar to and compete with products or services developed, made or sold by Atlantis and/or RSVP at the time of Closing.
          7.1.2 Effective immediately as of Closing, Seller hereby covenants and agrees with Buyer that, for a period of twelve (12) months from the Closing, Seller shall not induce or attempt to influence any employee of Buyer to terminate his or her employment with the Buyer. While Seller will not influence Seller’s ex-employees to not accept employment with Buyer, the parties agree that an employee of Buyer, shall not include the following: 1) an ex-employee of Seller to whom Buyer does not offer employment, or 2) an ex-employee of Seller whom does not accept employment with Buyer.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     7.2 Buyer’s Irreparable Injury. Seller acknowledges that, in view of the nature of the business in which Buyer, as a result of this acquisition, will be engaged, the restrictions contained in Section 7.1.1 are reasonable and necessary in order to protect the legitimate interests of Buyer, and that any violation thereof would result in irreparable injuries to Buyer. Therefore, Seller acknowledges that, in the event of its violation of any of these restrictions, the Buyer shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled. The parties intend that the covenants contained in Section 7.1.1 be construed as a series of separate covenants. If, in any judicial or other proceeding, a court refuses to enforce any of the separate covenants included in Section 7.1.1, the unenforceable covenant will be considered eliminated from these provisions for the purposes of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the period of time, the area specified and/or the scope of activity restricted in Section 7.1.1 should be adjudged unreasonable in any such proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or the scope of restricted activity shall be modified, or any or all of the foregoing shall be done, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.
     7.3 Buyer’s Restrictive Covenant. As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer covenants and agrees with Seller that in the event that this Agreement is terminated for any reason, Buyer shall not, for a period of twelve (12) months from the Closing, directly or indirectly, induce or attempt to influence any employee of Seller or any subsidiary thereof to terminate his or her employment with the Seller or any subsidiary thereof. Within ten (10) business days of termination of this Agreement, Buyer shall return to Seller all Due Diligence Documentation and Seller, at Buyer’s request, shall return all documents received from Buyer hereunder.
     7.4 Seller’s Irreparable Injury. Buyer acknowledges that, in view of the nature of the business in which Seller, as a result of the termination of this Agreement, will be engaged, the restrictions contained in Section 7.3 are reasonable and necessary in order to protect the legitimate interests of Seller, and that any violation thereof would result in irreparable injuries to Seller. Therefore, Buyer acknowledges that, in the event of its violation of any of these restrictions, the Seller shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Seller may be entitled. The parties intend that the covenants contained in Section 7.3 be construed as a series of separate covenants. If, in any judicial or other proceeding, a court refuses to enforce any of the separate covenants included in this Section 7.3, the unenforceable covenant will be considered eliminated from these provisions for the purposes of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the period of time, the area specified and/or the scope of activity restricted in Section 7.3 should be adjudged unreasonable in any such proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or the scope of restricted activity shall be modified, or any or all of the foregoing shall be done, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.
     7.5 Survival. The provisions of this Article 7 shall survive termination or consummation of this Agreement for the periods set forth above. Buyer acknowledges and agrees that the provisions of Section 7.1 shall have no force and effect until and unless the Closing occurs.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

8. CONFIDENTIALITY. PlanetOut and Atlantis have previously executed and hereby acknowledge that they are subject to the terms and conditions set forth in the Nondisclosure Agreement dated June 8, 2007 (the “Nondisclosure Agreement”). RSVP and Sub hereby each agrees to be bound by the terms of the Nondisclosure Agreement, the terms of which are incorporated herein by reference, as a party thereto. In furtherance thereof, Seller and Buyer hereby agree that this Agreement, the Due Diligence Documents, reports and any and all communications, information, materials and documentation submitted by any party hereto to the other, whether submitted pursuant to the terms of this Agreement, the letter of intent or otherwise, or otherwise discovered in furtherance of this Agreement are considered Confidential Information as defined in the Nondisclosure Agreement.
9 CLOSING.
     9.1 Closing Place and Time. The Closing of this transaction shall occur on or before Wednesday, October 24, 2007 unless otherwise mutually agreed to by the Parties in writing. In the event that any of the Parties terminates this Agreement pursuant to its terms prior to the Closing, Escrow Agent shall immediately release and return the Good Faith Deposit plus accrued interest thereon to Buyer, and none of the Parties shall have any further obligation to one another. The place of Closing shall be at the offices of Escrow Agent or such other location as may be mutually agreed between the Parties.
     9.2 Escrow Agent. Business Title Escrow (“Escrow Agent”) shall handle the Closing, with all reasonable and customary escrow and closing fees and charges shared equally by Buyer and Seller.
     9.3 Other Obligations at Closing; Prorations. At or prior to Closing, the parties shall execute all documents set forth in this Agreement, and, in addition, such other documents as may be necessary or appropriate to accomplish in a complete and proper manner the transaction contemplated by this Agreement. At Closing appropriate proration shall be made for such items for which proration would be appropriate. At Closing, Seller shall assign to Sub, all licenses and permits currently affecting the Business that lawfully can be assigned by Seller and shall assist Buyer to obtain those licenses and permits which cannot be so assigned.
     9.4 Intentionally Omitted.
     9.5 Withheld Payable Account. In order to ensure the payment of all of the Seller’s accounts payables not expressly assumed by Sub pursuant to this Agreement (“Seller’s Payables”), Escrow Agent shall hold the sum of THREE HUNDRED THOUSAND DOLLARS ($300,000.00), consisting of the Good Faith Deposit and the additional FIFTY THOUSAND DOLLARS ($50,000.00) deposited at closing, and deposit it in an interest-bearing escrow account at the Closing (the “Withheld Payables Account”). The Parties shall forward all bills constituting Seller’s Payables which are received after the Closing to Escrow Agent, with a copy to Seller and to Buyer if not previously reviewed by such Party. Within ten (10) days after Seller’s first receipt of a bill for any Seller’s Payable, Seller shall either: (i) directly pay such Seller’s Payable and provide Buyer and Escrow Agent evidence of such payment; (ii) direct Escrow Agent to pay such Seller’s Payable out of the Withheld Payables Account; or (iii) deliver written notice to Escrow Agent and Buyer that Seller disputes such Seller’s Payable. In the event Seller disputes any Seller’s Payable (other than a dispute with Buyer that such account payable constitutes a Seller’s Payable), Seller shall be solely responsible to settle such dispute, to pay any amounts owed in respect of such Seller’s Payable and to pay any legal, accounting or other fees incurred in disputing such payment. If Seller disputes with Buyer that such account payable constitutes a Seller’s Payable, Seller and Buyer shall in good faith attempt to resolve such dispute and, if they are unable to do so, shall submit such dispute to either arbitration or a court of law. If the aggregate amount of the Withheld Payables Account is insufficient to pay all of the Seller’s

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Payables, Seller shall nonetheless be responsible for the payment thereof utilizing other funds. If Seller fails for any reason to pay or to cause Escrow Agent to pay all of the Seller’s Payables (other than Seller’s Payables which Seller is disputing in good faith) within ten (10) days after Seller’s first receipt of a bill for any Seller’s Payable, Buyer shall have the right, but not the obligation, to pay such unpaid Seller’s Payables. If Buyer makes any such payments, Seller shall reimburse Buyer within ten (10) days following the receipt of written demand therefore from Buyer (the “Demand Period”). If Buyer has not been reimbursed by Seller and Seller does not deliver an objection thereto to Buyer and the Escrow Agent within the Demand Period, Buyer shall be entitled to receive the amount Buyer paid from the Escrow Agent from the Withheld Payables Account, if any funds remain. Notwithstanding the foregoing, if Seller delivers a Dispute Notice to Buyer and Escrow Agent prior to the expiration of the Demand Period, Escrow Agent shall retain such disputed amount until after such dispute has been resolved. On the sixtieth (60th) day following the Closing, Escrow Agent shall release to Seller all of the remaining Withheld Payables Account, together with accrued interest thereon, other than an amount equal to the sum of any Seller’s Payables previously submitted to Escrow Agent by Buyer or Seller (i) for which Seller has not provided evidence of payment to Escrow Agent or (ii) which have not been paid by Escrow Agent at Seller’s direction. Release of the balance of the Withheld Payables Account, if any, to Seller shall not affect Seller’s responsibility for the payment of all Seller’s Payables.
10 REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller:
     10.1 Organization and Qualification. Atlantis is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California, is a wholly owned subsidiary of Atlantis and has the power and authority to purchase, operate and carry on the RSVP Business as it is now being conducted, and to lease the Business Premises.
     10.2 Authority Relative to this Agreement. This Agreement, and all agreements, instruments of transfer, documents and deeds to be executed in connection with the closing of this transaction, have been or will be, as applicable, duly executed and delivered by Atlantis and Sub and constitute valid and binding obligations of each of Atlantis and Sub, enforceable against each of Atlantis and Sub, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, and except that enforceability of the obligations of Atlantis and Sub under this Agreement may be subject to general principles of equity. Each of Atlantis and Sub has the right, power, legal capacity and authority to enter into and perform its respective obligations under this Agreement, and except as otherwise provided for or disclosed in this Agreement, no approvals or consents of any persons other than Atlantis and Sub are necessary in connection with it. The execution and delivery of this Agreement by Atlantis and Sub have been duly authorized by all necessary action on the part of Atlantis and Sub.
     10.3 Representations, Statement and other Documents Not Misleading. To the best of Buyer’s current knowledge, neither this Agreement nor any of the documents or other instruments heretofore or hereafter furnished by Buyer, or Buyer’s agents and representatives in connection with the transactions contemplated hereby and no representation or warranty made under any Section of this Agreement and none of the information set forth therein, contains or will contain any untrue statement of any material fact, or omits or will omit to state any material fact required to be stated in order to make such statement, information, representation, document or other instrument, not misleading.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

11. REPRESENTATIONS AND WARRANTIES OF SELLER. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller makes the following representations and warranties to Buyer:
     11.1 Organization and Qualification. PlanetOut and RSVP are both corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have the power and authority to own, lease and operate its properties and carry on the Business as it is now being conducted. PlanetOut and RSVP are both validly registered and qualified to do business in the State of California. RSVP is validly registered and qualified to do business in the State of Minnesota where RSVP currently has its principal business office.
     11.2 Authority Relative to this Agreement. This Agreement and all agreements and documents to be executed in connection with the Closing, have been or will be, as applicable, duly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, and except that enforceability of the obligations of the Seller under this Agreement may be subject to general principles of equity. Seller has the right, power, legal capacity and authority to enter into and perform its respective obligations under this Agreement, and except as otherwise provided for or disclosed in this Agreement, no approvals or consents of any persons other than Seller are necessary in connection with it. The execution and delivery of this Agreement by Seller have been duly authorized by all necessary action on the part of Seller.
     11.3 Ownership of RSVP and Title to of Assets. PlanetOut owns all of the issued and outstanding shares of stock of RSVP. RSVP has good and marketable title to all of the property constituting the Assets and is the sole owner of the Business. Except as set forth in Schedule 2 and Schedule 3, all of the Assets and the Business Premises are free and clear of restrictions on or conditions to transfer or assignment, and are or will be as of the Closing free and clear of mortgages, liens, mechanics’ or materialmen’s lien rights, pledges, charges, monetary encumbrances, equities and claims. As of the Closing, the machinery, furniture, fixtures and equipment of RSVP included in the Assets will be in good operating condition and repair, subject to normal wear and tear. The Assets constitute all of the assets and interests in assets that are used in the Business. RSVP is not in default or in arrears in any material respect under any lease, all of the leases are valid and in full force and effect and there is no default or event that with notice, lapse of time, or both would constitute a default under any lease.
     11.4 Due Diligence Documents and Schedules. To the knowledge of Seller, all Due Diligence Documents produced by Seller are true and accurate in all material respects. The financial statements delivered by Seller to Buyer have been prepared in accordance with generally accepted accounting principles consistently followed by Seller throughout the periods indicated, and fairly represent in all material respects the financial position of RSVP as of the respective dates of each such financial statement and the results of its operations and the Business for the respective periods indicated.
     11.5 Agreement Not in Breach of Other Instruments Affecting Assets; Governmental Consents. Except as otherwise provided for or disclosed in this Agreement or in schedules hereto, neither the execution and delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof, will: (i) violate, conflict with or result in a breach of any material provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

interest, charge or encumbrance upon any of properties which constitute the Assets, under any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the RSVP is a party, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Assets, the Business or any of RSVP’s properties or assets.
     11.6 Trade Names, Trademarks and Copyrights. RSVP, R.S.V.P., RSVP Vacations, RSVP Productions, and RSViP are the only trade names, trademarks or service marks owned by Seller relevant to the Business. To the best of its knowledge, RSVP has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Other than in the ordinary course of business, RSVP is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchisor, franchisee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights.
     11.7 Insurance. Upon request, Seller shall supply Buyer with a current certificate of insurance on each and every insurance policy maintained by RSVP relating to the Business and the Business Premises. All such policies are in full force and effect, all premiums payable under such policies have been timely paid, the insured parties are not in default of any material provision thereof, there is no claim pending against RSVP or claim by RSVP pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer, and RSVP has not received notice from any issuer of any such policies of their intention to cancel or refusal to renew any policy issued by them.
     11.8 Litigation. There is no pending, or, to the best of Seller’s knowledge, threatened, suit action, arbitration, or legal, administrative, or other claim, proceeding, or governmental investigation against or affecting RSVP, the Assets, the Business or its financial condition, or the Business Premises. RSVP is not party to, or to the best of Seller’s knowledge, threatened with, any claim, employment claim or dispute, insurance claim, suit, action, arbitration, administrative or other proceeding or governmental investigation; there are no judgments, decrees, awards or orders outstanding against RSVP; and RSVP is not contemplating the institution of any suit, action, arbitration, insurance claim, administrative or other proceeding.
     11.9 Suppliers. The list of the names and information concerning each vendor, supplier, customer or client of RSVP and all outstanding customer deposits relating to the Business, or the Business Premises supplied by Seller to Buyer is complete and accurate in all material respects and, except as otherwise therein stated, no supplier has canceled, curtailed or otherwise terminated or, threatened to cancel or otherwise terminate, his or their relationship with RSVP. Seller has no knowledge or reason to believe that the transactions contemplated hereby would adversely affect any such supplier or vendor relationship.
     11.10 Intentionally omitted.
     11.11 Compliance with Laws and Regulations. RSVP is in compliance with its charter and by-laws and all material requirements of law, Federal, State and local, and all material requirements of all governmental bodies or agencies having jurisdiction over the Business, the Assets, and the Business Premises. Without limiting the generality of the foregoing, all material licenses, permits, certificates and authorizations needed or required for the conduct of the Business as presently conducted and for the use of the Business Premises have been obtained and are in good standing. There are no present material disputes about taxes payable by RSVP or the Business. RSVP has properly filed all material reports and other documents required to be filed with any Federal, State and local

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

government or subdivision or agency thereof and the Seller has not received any material notice, not heretofore complied with, from any Federal, State or municipal authority or any insurance or inspection body that the Business, any of the Assets, the Business Premises properties, facilities, equipment or business procedures or practices fails to comply with any applicable material law, ordinance, regulation, building or zoning law, or requirement of any public body or authority. Neither Seller nor the Business has directly or indirectly paid or delivered any fee, commission, or other money or property, however characterized, to any finder, agent, governmental official, or other party, in the United States or any other country, that is in any manner related to the Business or the operations of RSVP and that Seller knows or has reason to believe to have been illegal under any Federal, State, or local law of the United States or any other country having jurisdiction
     11.12 Absence of Certain Changes or Events. Since July 31, 2007, there has not been: any material adverse change in the financial condition, prospects or operations of RSVP relating to the Business, the Assets and the Business Premises, and Seller has continued to operate the Business and the Business Premises in the ordinary course. Since July 31, 2007 there has not been any: (1) Material adverse change in the financial condition, liabilities of the Business or the Assets, or Business Premises of the Business; (2) Destruction, damage or loss of any asset of RSVP relating to the Business or to the Business Premises that materially and adversely affects the financial condition of the Business, the Assets, the Business Premises or prospects of the Business, (3) Change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller with respect to the Business other than as required by changes in generally accepted accounting principals; (4) Revaluation by Seller of any of the Assets; (5) Increase in the salary, compensation or benefits payable or to become payable to any officer, director, employee, contractor, member, shareholder, or owner of the Business or declaration, payment, or obligation of any kind for payment, by Seller, or a bonus or other additional salary, compensation or benefit to any such person other than in the ordinary course of business or as otherwise required by existing agreements; (6) Sale or transfer of any Asset except in the ordinary course of business; (7) Loan by RSVP or by the Business to any person or entity or guaranty by RSVP or the Business of any loan; (8) Mortgage, pledge, or other encumbrance of any of the Asset or the Business Premises, (9) Amendment or termination of any contract, agreement, lease or license relating to the Business to which Seller is a party, except in the ordinary course of business or as contemplated by the Agreement; (10) except as otherwise disclosed to Buyer, labor trouble or claim of wrongful discharge or other unlawful labor practice or action relating to the Business; or (11) Other event or condition of any character that has or might reasonably have a material adverse effect on the financial condition of RSVP, the Assets, the Liabilities, the Business or the Business Premises.
     11.13 Personnel Identity and Compensation, Employment Contracts and Benefits. Neither Seller nor the Business is in material default under any of its compensation, employment contracts or other personnel agreements relating to the Business. There is no pending or, to Seller’s knowledge, threatened labor dispute, strike, or work stoppage affecting Seller or the Business. Any liability arising under the Figlmiller Agreement is not a liability being assumed by Buyer pursuant to this Agreement and shall remain a liability of the Seller following Closing.
12. CONTINUATION AND SURVIVAL OF REPRESENTATION AND WARRANTIES. All representations and warranties made in this Agreement shall continue to be true and correct at and as of the Closing. All representations and warranties made in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of six (6) months.
13. INDEMNITIES

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     13.1 Seller’s Indemnities. Except for the Liabilities expressly assumed by Sub, for a period of six (6) months following the Closing, Seller shall indemnify Buyer from and against (i) any and all liens, claims, losses, liabilities, suits, demands, damages, tax obligations, employment claims, judgments, and causes of actions of any nature whatsoever relating to the Business and the Business Premises, (collectively “claims”) which may be asserted against Buyer by any third party or against any of the Assets, the facts giving rise to which having occurred prior to Closing; (ii) any liabilities and obligations (including but not limited to accounts payable) not assumed by Buyer that predate the Closing, and (iii) any damage, deficiency, loss, or claim resulting from any of Seller’s misrepresentations, breaches of warranty, or other or defaults of the terms of this Agreement or any closing document which cause monetary damage to Buyer.
     13.2 Buyer’s Indemnities. For a period of six (6) months following the Closing, Buyer shall indemnify Seller from and against (i) any and all liens, claims, losses, liabilities, suits, demands, damages, tax obligations, employment claims, judgments, and causes of action of any nature whatsoever relating to the Business and the Business Premises (collectively “claims”) which may be asserted by any third party against Seller, the facts giving rise to which having occurred after Closing; (ii) any liabilities and obligations of Seller accruing after the Closing or assumed by Buyer, including the obligations assumed by Sub under the Lease; and (iii) any damage, deficiency, loss, or claim resulting from any of Buyer’s misrepresentations, breaches of warranty, or other or defaults of the terms of this Agreement or any closing document which cause monetary damage to Seller.
     13.3 Limits on Indemnification. Neither the Buyer nor the Seller shall be required to make any indemnification payment pursuant to this Section 13 until such time as the total amount of all damages that have been directly or indirectly suffered or incurred by the other Party, exceeds $10,000 in the aggregate. (If the total amount of such damages exceeds $10,000 in the aggregate, the Party entitled to be indemnified, shall be entitled to be indemnified for the portion of such damages exceeding $10,000.) In no event shall either party be entitled to be indemnified pursuant to this Section 13 in an amount in excess of $250,000. Notwithstanding the provisions of this Section 13.3, there shall be no limits on Seller’s indemnification of Buyer with respect to Seller’s duties and obligations set forth in Paragraph 1.6 hereinabove and with respect to Seller’s duties and obligations under the Figlmiller Agreement.
14. Brokers and Referral Fees. Seller and Buyer shall indemnify and hold one another harmless from any and all liability in connection with any broker and referral fees and commissions arising out of or related to this Agreement, and the transactions contemplated therein, including without limitation, reasonable attorney’s fees and expenses.
15. NOTICE.
     15.1 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when: (1) delivered (personally, by courier service such as Federal Express, or by other messenger); or (2) the date mailed, when deposited in the United States mails, certified mail, postage prepaid, return receipt requested, addressed as set forth below:
TO: BUYER:
Rich Campbell, President
Atlantis Events, Inc.
9200 Sunset Boulevard, Suite 500

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

West Hollywood, CA 90069
Fax: (310) 859-8886
With copy to:
Mark E. Lehman
Law Offices of Mark E. Lehman
9200 Sunset Blvd., PH 2
West Hollywood, CA 90069
Fax: (310) 276-2513
TO: SELLER:
PlanetOut Inc.
ATTN: CEO or CFO
1355 Sansome St.
San Francisco, CA 94111
With copy to:
PlanetOut Inc.
ATTN: LEGAL DEPARTMENT
1355 Sansome St.
San Francisco, CA 94111
and to:
Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation
3 Embarcadero Center, 7th Floor
San Francisco, CA 94111
Attention: Michael J. Sullivan
Fax: (415) 217-5910
     Notice by mail shall be by airmail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.
16. MISCELLANEOUS.
     16.1 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of State of California.
     16.2 Attorneys’ Fees and Costs. In any action, proceeding or arbitration between the parties arising out of or related to this Agreement each party shall be responsible for its own attorneys’ fees and costs incurred.
     16.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns and nothing in this Agreement, express or

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

implied, is intended to confer upon any other person any right or remedies of any nature whatsoever under or by reason of this Agreement.
     16.4 Assignment. This Agreement (including the other documents and instruments referred to herein) may not be assigned without the written consent of each other party hereto, which consent may be withheld in either party’s sole discretion.
     16.5 Execution in Counterparts and Via Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. A signature on this Agreement sent via facsimile or e-mail shall be deemed an original signature for the purposes of enforcement.
     16.6 Risk of Loss. Pending Closing, Seller shall keep all presently existing insurance covering the Business and the Business Premises in effect. All risk of loss, until Closing, shall remain with Seller. If the Business or the Business Premises is destroyed or materially damaged prior to the Closing, then, on demand from Buyer, any deposit of advances made by Buyer toward the Purchase Price shall be returned to Buyer and this Agreement shall terminate.
     16.7 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     16.8 Integration. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and except as herein contained supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, other than the Nondisclosure Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by each of the parties named on the first page of this Agreement.
     16.9 Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect their interpretation.
     16.10 Construction of Agreement. This Agreement has been prepared, and negotiations in connection with it have been conducted, by the joint efforts of Buyer and Seller. This Agreement is to be construed simply and fairly, and not strictly for or against any of the parties.
     16.11 Time is of Essence. Time is of the essence of this Agreement, all documents and all transactions contemplated herein.
     16.12 Fees and Expenses. Seller, on the one side, and Buyer, on the other side, shall each bear their own expenses incurred in negotiating and preparing this Agreement, negotiating and preparing all of the other documents in connection with this Agreement, and carrying out the transactions contemplated by this Agreement.
     16.13 Additional Agreements. Subject to the terms and conditions herein provided, prior to the Closing each of the parties hereto agrees to negotiate in good faith enter into and any and all agreements, notes, leases,

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

resolutions, assignments, consents and other agreements called for hereunder, and to use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing.
[signature page follows]

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

BUYER:

ATLANTIS EVENTS, INC.		RSVP VACATIONS, LLC

By:	/s/ Rich Campbell	By:	/s/ Rich Campbell
Rich Campbell, President		Rich Campbell, Chief Executive Officer
Dated: October 10, 2007		Dated: October 10, 2007
SELLER:

PLANETOUT INC.		RSVP PRODUCTIONS, INC.

By:	/s/ Karen Magee	By:	/s/ Karen Magee

Print Name: Karen Magee, CEO		Print Name: Karen Magee, CEO
Dated: October 10, 2007		Dated: October 10, 2007

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1
Intentionally omitted

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 2
List of the Assets

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 3
Liabilities

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit A
Online Advertising Rates

Buyer’s 2007 Purchased Online Assets		Quantity
(Contract details listed for reference and example)	Sizes	(Impressions)	Rate/CPM

PopUnder Advertising	720x300	7,600,000	[*]
Gay.com Home Page Advertising	300x250	1,000,000	[*]
Travel Page Specific Advertising	300x250, 250x250, 728x90, 160x600	500,000	[*]
LPI Properties Run of Network	160x120	1,000,000	[*]

Totals		10,100,000
Net effective discount rate is [*] on all media. Buyer will continue to receive this [*] discount from the current, published rate card on all future online media purchases from PlanetOut properties.
Actual media asset offerings will likely be different from the representative assets listed above or the PlanetOut online media asset offerings as of the Effective Date, but such difference in offering will not affect the [*] discount.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit B
Print Advertising Rates
Buyer’s 2007 Purchased Print Assets
Out Traveler

Issue	Date	Editorial Focus	Ad Content	Rate

17	February	Spring Adventure	General Branding: 90,000 Guests, Millions of Memories	[*]
19	August	Fall: Stylish Traveler	Club Atlantis Vallarta	[*]
20	November	Winter: Islands and Cruises	2008 Itineraries	[*]
			Effective Page Rate for Out Traveler	[*]
			Stated Circulation	250,000
			Effective CPM	[*]
Out

Issue	Date	Editorial Focus	Ad Content	Rate

158	January	Happier Life	Winter Our Way: SA07, SJ07, PH07	[*]
161	April	Vanity/Accessories	Hawaii	[*]
163	June	Gay Pride	Calendar	[*]
166	September	Fall Fashion	SA08	[*]
167	October	Nightlife	SA08	[*]
169	December	Out 100	2008 Itineraries	[*]
			Effective Page Rate for Out	[*]
			Stated Circulation	175,000
			Effective CPM	[*]

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Advocate

Issue	Date	Editorial Focus	Ad Content	Rate

979	30-Jan	Health and Fitness	General Branding: 90,000 Guests, Millions of Memories	[*]
980	27-Feb	Hollywood	Hawaii	[*]
984	24-Apr	Music	Resorts	[*]
986	22-May	Summer Movies	Med Sailings	[*]
987	19-Jun	Gay Pride	Med Sailings	[*]
989	17-Jul	Careers and Finance	Med Sailings	[*]
991	28-Aug	Health and Fitness	2008 Itineraries	[*]
993	25-Sep	40th Anniversary	2008 Itineraries	[*]
995	23-Oct	Best Companies	SA08	[*]
997	20-Nov	Holiday Gifts	SA08	[*]
999	18-Dec	Person of the Year	2008 Med	[*]
			Effective Page Rate for Advocate	[*]
			Stated Circulation	165,000
			Effective CPM	[*]
Conditions:
Buyer’s advertisements will always be the first gay cruise travel company in all issues, unless this condition is waived by Buyer. Advertisements will always run on the right hand side of book.
All rates are for full-page, four-color run of book pages; rates for any other advertising placement (other than full-page, four-color, run of book pages) will be separately negotiated in good-faith.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.